EXHIBIT 99.1

Worthington Reports Second Quarter Fiscal 2020 Results

COLUMBUS, Ohio, Dec. 17, 2019 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $827.6 million and net earnings of $52.1 million, or $0.93 per diluted share, for its fiscal 2020 second quarter ended November 30, 2019.  Net earnings for the current quarter benefited from a pre-tax gain of $23.1 million, or $0.33 per share, recorded in equity income related to the sale of the international operations of the WAVE joint venture.  Estimated current quarter inventory holding losses in Steel Processing were $6.5 million, or $0.09 per share.  In the second quarter of fiscal 2019, the Company reported net sales of $958.2 million and net earnings of $34.0 million, or $0.57 per diluted share.  Estimated inventory holding gains of $0.8 million in the prior year quarter were largely offset by pre-tax restructuring charges of $0.4 million.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	2Q 2020	1Q 2020	2Q 2019	6M 2020	6M 2019
Net sales	$827.6	$855.9	$958.2	$1,683.5	$1,946.3
Operating income (loss)	32.1	(14.6)	35.9	17.5	86.8
Equity income	47.3	24.8	21.1	72.1	51.1
Net earnings (loss)	52.1	(4.8)	34.0	47.3	88.9
Earnings (loss) per diluted share	$0.93	$(0.09)	$0.57	$0.84	$1.48

“We delivered solid results for the quarter despite some market softness and challenging conditions in steel pricing,” said John McConnell, Chairman and CEO.  “Pressure Cylinders volumes were up, led by strong demand in the consumer products and oil and gas businesses.  Overall, we returned to year-over-year earnings growth for the quarter and I’m pleased with the way our teams continue to perform in markets that are being impacted by trade wars and economic uncertainty.”

Consolidated Quarterly Results

Net sales for the second quarter of fiscal 2020 were $827.6 million, down 14% from the comparable quarter in the prior year, when net sales were $958.2 million. The decrease was primarily driven by lower average direct selling prices due to a decline in the market price of steel and lower direct volume in Steel Processing.

Gross margin decreased $0.3 million from the prior year quarter to $120.6 million as higher contributions from Pressure Cylinders were largely offset by declines at Steel Processing.

Operating income for the current quarter was down $3.7 million from the prior year quarter to $32.1 million.  The combined impact of lower gross margin and higher SG&A expense drove the decline.

Interest expense was $7.3 million for the current quarter, compared to $9.5 million in the prior year quarter.  The decrease was due primarily to lower average debt levels and lower average interest rates resulting from the debt refinancing transactions completed earlier in the year.

Equity income from unconsolidated joint ventures increased $26.3 million over the prior year quarter to $47.3 million.  The current quarter included a pre-tax gain of $23.1 million at WAVE related to the sale of the international operations.  The remaining increase was primarily due to a $5.4 million increase in equity income from ClarkDietrich, driven by improved margins and increased volumes, but was partially offset by lower results at Serviacero.  The current quarter was also negatively impacted by $1.5 million of losses related to our retained interest in the newly-formed Cabs company, which consisted primarily of transaction-related expenses incurred at the new company.  The Company received cash distributions of $27.5 million from unconsolidated joint ventures during the quarter.

Income tax expense was $15.9 million in the current quarter compared to $11.1 million in the prior year quarter.  The increase was due primarily to higher earnings associated with the $23.1 million gain recognized at WAVE.  Tax expense in the current quarter reflects an estimated annual effective income tax rate of 24.8% versus 23.4% in the prior year quarter.

Balance Sheet

Total debt was down slightly from August 31, 2019 to $698.8 million and the Company had $72.3 million of cash on hand at quarter-end.

Quarterly Segment Results

Steel Processing’s net sales totaled $516.9 million, down 19%, or $118.1 million, from the comparable prior year quarter driven by lower average selling prices and lower direct volume, partially offset by higher toll volume.  Operating income of $17.2 million was $7.8 million less than the prior year quarter due to the unfavorable impact of inventory holding losses and lower direct volume, partially offset by improved direct spreads and higher toll volume.  The mix of direct versus toll tons processed was 49% to 51% in the current quarter, compared to 56% to 44% in the prior year quarter.

Pressure Cylinders’ net sales totaled $290.1 million, down 1%, or $4.3 million, from the comparable prior year quarter due to the impact of divestitures and lower volumes in the industrial products business, partially offset by higher volumes in both the consumer products and oil and gas equipment businesses.  Operating income of $15.6 million was $0.9 million higher than the prior year quarter as the impact of higher volumes in consumer products and overall improvements in oil and gas equipment more than offset the unfavorable impact of lower volumes in the industrial products business.

Recent Developments

  On Sept. 30, 2019, WAVE completed the sale of its international operations to Knauf International GmbH resulting in a pre-tax gain of $23.1 million in equity income.

  On Oct. 7, 2019, the Company purchased the operating assets of Heidtman’s pickling and slitting facility in Cleveland, Ohio for $29.6 million.

  On Nov. 1, 2019, the Company contributed substantially all of the net assets of the former Engineered Cabs segment to a newly-formed company that simultaneously acquired another cabs manufacturer.  In exchange for the contributed net assets, the Company received a 20% minority ownership interest in the new company.

Outlook

“The Company is operating well, and we are optimistic about our momentum going forward,” McConnell said.  “We believe most of our markets should remain steady but do anticipate continued weakness in Europe and will remain focused on driving future improvement through solid execution of our strategies.”

Conference Call

Worthington will review fiscal 2020 second quarter results during its quarterly conference call on December 17, 2019, at 2:00 p.m., Eastern Time.  Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch® and Well-X-Trol®. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 54 facilities in 15 states and six countries, sells into over 90 countries and employs approximately 9,000 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, interruption in utility services, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2019.

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share amounts)

	Three Months Ended November 30,		Six Months Ended November 30,
	2019	2018	2019	2018
Net sales	$827,637	$958,226	$1,683,496	$1,946,333
Cost of goods sold	707,026	837,292	1,445,594	1,682,402
Gross margin	120,611	120,934	237,902	263,931
Selling, general and administrative expense	88,543	84,668	179,366	175,309
Impairment of long-lived assets	-	-	40,601	2,381
Restructuring and other expense (income), net	(50)	402	405	(534)
Operating income	32,118	35,864	17,530	86,775
Other income (expense):
Miscellaneous income, net	636	1,432	1,331	1,697
Interest expense	(7,315)	(9,472)	(16,795)	(19,200)
Loss on extinguishment of debt	-	-	(4,034)	-
Equity in net income of unconsolidated affiliates	47,346	21,087	72,113	51,095
Earnings before income taxes	72,785	48,911	70,145	120,367
Income tax expense	15,863	11,119	15,678	25,617
Net earnings	56,922	37,792	54,467	94,750
Net earnings attributable to noncontrolling interests	4,836	3,790	7,157	5,806
Net earnings attributable to controlling interest	$52,086	$34,002	$47,310	$88,944

Basic
Average common shares outstanding	55,059	57,716	55,150	58,226
Earnings per share attributable to controlling interest	$0.95	$0.59	$0.86	$1.53

Diluted
Average common shares outstanding	56,072	59,338	56,205	60,013
Earnings per share attributable to controlling interest	$0.93	$0.57	$0.84	$1.48

Common shares outstanding at end of period	55,094	56,957	55,094	56,957

Cash dividends declared per share	$0.24	$0.23	$0.48	$0.46

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED BALANCE SHEETS (In thousands)

	November 30,	May 31,
	2019	2019
Assets
Current assets:
Cash and cash equivalents	$72,260	$92,363
Receivables, less allowances of $1,407 and $1,150 at November 30, 2019 and May 31, 2019, respectively	477,228	501,944
Inventories:
Raw materials	190,310	268,607
Work in process	82,400	113,848
Finished products	107,077	101,825
Total inventories	379,787	484,280
Income taxes receivable	12,557	10,894
Assets held for sale	1,731	6,924
Prepaid expenses and other current assets	67,083	69,508
Total current assets	1,010,646	1,165,913
Investments in unconsolidated affiliates	225,791	214,930
Operating lease assets	37,864	-
Goodwill	341,850	334,607
Other intangible assets, net of accumulated amortization of $92,889 and $87,759 at November 30, 2019 and May 31, 2019, respectively	190,703	196,059
Other assets	33,612	20,623
Property, plant and equipment:
Land	23,028	23,996
Buildings and improvements	301,713	310,112
Machinery and equipment	1,043,314	1,049,068
Construction in progress	58,039	49,423
Total property, plant and equipment	1,426,094	1,432,599
Less: accumulated depreciation	857,599	853,935
Total property, plant and equipment, net	568,495	578,664
Total assets	$2,408,961	$2,510,796

Liabilities and equity
Current liabilities:
Accounts payable	$330,959	$393,517
Accrued compensation, contributions to employee benefit plans and related taxes	62,932	78,155
Dividends payable	14,364	14,431
Other accrued items	54,102	59,810
Current operating lease liabilities	11,201	-
Income taxes payable	33	1,164
Current maturities of long-term debt	272	150,943
Total current liabilities	473,863	698,020
Other liabilities	72,639	69,976
Distributions in excess of investment in unconsolidated affiliate	97,243	121,948
Long-term debt	698,531	598,356
Noncurrent operating lease liabilities	30,065	-
Deferred income taxes, net	77,877	74,102
Total liabilities	1,450,218	1,562,402
Shareholders' equity - controlling interest	835,891	831,246
Noncontrolling interests	122,852	117,148
Total equity	958,743	948,394
Total liabilities and equity	$2,408,961	$2,510,796

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended November 30,		Six Months Ended November 30,
	2019	2018	2019	2018
Operating activities:
Net earnings	$56,922	$37,792	$54,467	$94,750
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	22,596	23,525	46,773	48,018
Impairment of long-lived assets	-	-	40,601	2,381
Provision for deferred income taxes	6,843	3,289	3,345	22,223
Bad debt expense	143	32	311	253
Equity in net income of unconsolidated affiliates, net of distributions	(19,879)	14,182	(14,797)	4,163
Net (gain) loss on sale of assets	(17)	(312)	601	2,403
Stock-based compensation	3,280	3,456	7,275	6,612
Loss on extinguishment of debt	-	-	4,034	-
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(5,456)	40,838	9,525	54,247
Inventories	43,601	5,866	87,883	(37,471)
Accounts payable	(20,743)	(72,974)	(57,977)	(70,160)
Accrued compensation and employee benefits	9,619	3,556	(13,596)	(27,378)
Other operating items, net	7,251	(14,546)	84	(24,892)
Net cash provided by operating activities	104,160	44,704	168,529	75,149

Investing activities:
Investment in property, plant and equipment	(28,381)	(21,741)	(50,555)	(41,175)
Acquisitions, net of cash acquired	(29,283)	-	(29,283)	-
Distributions from unconsolidated affiliate	-	55,201	-	55,201
Proceeds from sale of assets	23	170	9,199	20,447
Net cash provided (used) by investing activities	(57,641)	33,630	(70,639)	34,473

Financing activities:
Proceeds from long-term debt, net of issuance costs	(134)	-	101,464	-
Principal payments on long-term obligations and debt redemption costs	(490)	(371)	(154,467)	(801)
Payments for issuance of common shares, net of tax withholdings	(3,811)	(658)	(7,024)	(4,749)
Payments to noncontrolling interests	(1,453)	(4,007)	(1,453)	(6,327)
Repurchase of common shares	-	(63,581)	(29,599)	(100,433)
Dividends paid	(13,954)	(13,533)	(26,914)	(26,252)
Net cash used by financing activities	(19,842)	(82,150)	(117,993)	(138,562)

Increase (decrease) in cash and cash equivalents	26,677	(3,816)	(20,103)	(28,940)
Cash and cash equivalents at beginning of period	45,583	96,843	92,363	121,967
Cash and cash equivalents at end of period	$72,260	$93,027	$72,260	$93,027

WORTHINGTON INDUSTRIES, INC. SUPPLEMENTAL DATA (In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended November 30,		Six Months Ended November 30,
	2019	2018	2019	2018
Volume:
Steel Processing (tons)	1,004,847	950,977	1,896,234	1,934,067
Pressure Cylinders (units)	21,608,356	20,143,311	41,792,044	41,942,409

Net sales:
Steel Processing	$516,937	$635,043	$1,040,312	$1,295,530
Pressure Cylinders	290,136	294,447	594,532	594,800
Other	20,564	28,736	48,652	56,003
Total net sales	$827,637	$958,226	$1,683,496	$1,946,333

Material cost:
Steel Processing	$370,760	$482,915	$767,202	$961,002
Pressure Cylinders	127,112	133,442	253,982	272,186

Selling, general and administrative expense:
Steel Processing	$37,482	$33,959	$72,998	$73,996
Pressure Cylinders	48,749	44,805	95,215	91,578
Other	2,312	5,904	11,153	9,735
Total selling, general and administrative expense	$88,543	$84,668	$179,366	$175,309

Operating income (loss):
Steel Processing	$17,172	$25,016	$23,340	$64,676
Pressure Cylinders	15,647	14,758	45,270	29,491
Other	(701)	(3,910)	(51,080)	(7,392)
Total operating income	$32,118	$35,864	$17,530	$86,775

Equity income (loss) by unconsolidated affiliate:
WAVE	$41,738	$18,419	$65,655	$40,427
ClarkDietrich	4,917	(460)	9,007	3,014
Serviacero Worthington	803	2,639	1,557	6,256
ArtiFlex	1,134	412	1,340	1,163
Other	(1,246)	77	(5,446)	235
Total equity income	$47,346	$21,087	$72,113	$51,095

WORTHINGTON INDUSTRIES, INC. SUPPLEMENTAL DATA (In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended November 30,		Six Months Ended November 30,
	2019	2018	2019	2018
Volume (units):
Consumer products	18,675,057	16,980,934	35,573,447	34,709,912
Industrial products	2,932,923	3,162,063	6,217,378	7,231,559
Oil & gas equipment	376	314	1,219	938
Total Pressure Cylinders	21,608,356	20,143,311	41,792,044	41,942,409

Net sales:
Consumer products	$128,065	$117,194	$247,545	$234,017
Industrial products	130,334	152,018	282,952	304,865
Oil & gas equipment	31,737	25,235	64,035	55,918
Total Pressure Cylinders	$290,136	$294,447	$594,532	$594,800

The following provides detail of impairment of long-lived assets and restructuring and other expense (income), net included in operating income by segment.

	Three Months Ended November 30,		Six Months Ended November 30,
	2019	2018	2019	2018
Impairment of long-lived assets:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	-	-	2,381
Other	-	-	40,601	-
Total impairment of long-lived assets	$-	$-	$40,601	$2,381

Restructuring and other expense (income), net:
Steel Processing	$-	$-	$(26)	$(9)
Pressure Cylinders	-	402	-	(525)
Other	(50)	-	431	-
Total restructuring and other expense (income), net	$(50)	$402	$405	$(534)

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com